Exhibit 10.10

EXECUTIVE EMPLOYMENT AGREEMENT

The Executive Employment Agreement (the “Agreement”) is made as of November 3, 2006 (the “Effective Date”), by and between PureDepth, Inc., a Delaware corporation (the “Company”) and Robert O’Callahan (“Executive”), an individual residing in California.

WHEREAS, the Company is in need of an executive with significant experience in finance to perform the regular duties of the Chief Financial Officer as determined by the Board of Directors and CEO; and

WHEREAS, Executive has experience in such fields; and

WHEREAS, the Company wishes to engage Executive to serve as its Chief Financial Officer,

NOW THEREFORE, in consideration of the premises and the covenants contained herein, the parties hereby agree as follows:

1. DUTIES AND POSITION. During the term of the Agreement, Executive agrees to be employed by and to serve the Company as its Chief Financial Officer. The Company agrees to employ and retain Executive in such capacity and Executive accepts and agrees to such employment, subject to the general supervision, advice and direction of the Company’s Board of Directors. Executive shall perform such duties as are customarily performed by an executive in a similar position, illustrated by Schedule A attached. Executive will report directly to Fred Angelopoulos, Chief Executive Officer

2. TERMS OF EMPLOYMENT.

2.1. Term of Employment. The Agreement shall be effective as of the date first set forth above and shall continue until terminated pursuant to the provisions set forth herein (the “Term”).

2.2. Place of Performance. Executive shall be based at the principal offices of the Company, which are located at 255 Shoreline Drive, Redwood City. In no case will Executive be required or expected to move his principal residence from the San Francisco Bay Area.

3. SALARY, BENEFITS AND BONUS COMPENSATION.

3.1. Salary. As payment for the services to be rendered by Executive as provided in Section 1 and subject to the terms and conditions of Section 4, the Company agrees to pay to Executive a salary equal to $150,000.00 dollars per year, payable semi monthly (as may be adjusted from time to time, the “Base Salary”). Executive’s salary shall be reviewed by the Company’s Board of Directors in accordance with Company policies, and Executive shall be eligible for increases in salary and benefits as determined by the Company’s Board of Directors in its sole discretion.

3.2. Bonuses. Executive shall be eligible to receive discretionary bonuses and an annual bonus related to Executive’s success in meeting job specific and corporate performance.

3.3. Bonus FY 2007: You will be eligible for an annualized bonus per the senior management bonus plan which will be constructed by Senior Management in conjunction with the approval of the Board of Directors of the Company, anticipated to have a goal of 50% of base salary, divided half between specific plan performance objectives and half on subjective factors.

3.4. Employee Benefits. Executive shall be eligible to participate in all benefit plans generally available to employees who are managers of the Company including health, dental, life insurance, stock and bonus compensation programs.

3.5 Stock options. You will be granted certain stock options, as a long term incentive, per the Company’s current stock option plan as follows: 500,000 options per the terms of grant approved by the Board on August 4, 2006

4. TERMINATION.

4.1. Definitions. For purposes of the Agreement, the following terms shall have the following meanings:

(a) “Termination For Cause” shall mean termination by the Company of Executive’s employment by the Company for reasons of Executive’s conviction of, or plea of “guilty” or “no contest” to, a felony involving moral turpitude, persistent dishonesty or fraud, persistent willful breaches of the material terms of the Agreement, or habitual neglect of the duties which he is required to perform hereunder.

(b) “Termination Other Than For Cause” shall mean termination by the Company of Executive’s employment by the Company (other than a Termination For Cause), or a Demotion, as defined below.

(c) “Voluntary Termination” shall mean termination of Executive’s employment with the Company by voluntary action of Executive.

(d) “Demotion” shall mean (i); (ii) any material reduction in the package of benefits and incentives provided to Executive or any action by the Company which would materially and adversely affect Executive’s participation or reduce Executive’s benefits under any such plans, except to the extent that such benefits and incentives of all other officers of the Company are similarly reduced; (iii) any material diminution of Executive’s duties, responsibilities, or authority other than contemplated in section 4.6 below; or (iv) any requirement that Executive relocate to a work site that would increase Executive’s one-way commute distance to more than twenty (50) miles from Executive’s principal residence.

4.2. Termination For Cause.

(a) Termination For Cause may be effected by the Company at any time during the Term and shall be effected by notice to Executive.

(b) Upon Termination For Cause, Executive immediately shall be paid any accrued salary, , any vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plan of the Company in which Executive is a participant to the full extent of Executive’s rights under such plans, any accrued vacation pay and any appropriate business expenses incurred by Executive in connection with his duties hereunder, all to the date of termination, but Executive shall not be paid any other compensation or reimbursement of any kind, including without limitation, severance compensation.

4.3. Termination Other Than For Cause.

(a) Notwithstanding anything else in the Agreement, the Company may effect a Termination Other Than For Cause at any time upon notice to Executive of such termination.

(b) Upon any Termination Other Than For Cause, Executive shall be paid any accrued salary, , any deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any accrued vacation pay and any appropriate business expenses incurred by Executive in connection with his duties hereunder, all to the date of termination, and any severance compensation provided in section 5, but Executive shall be entitled to no other compensation or reimbursement of any kind.

4.5. Voluntary Termination. Executive may effect a Voluntary Termination of his Agreement at any time upon four (4) months notice to the Company. In the event of a Voluntary Termination, the Company immediately shall pay any accrued salary, any bonus compensation to the extent earned, any vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Company in which Executive is a participant to the full extent of Executive’s rights under such plans, any accrued vacation pay and any appropriate business expenses incurred by Executive in connection with his duties hereunder, all to the date of termination, but no other compensation or reimbursement of any kind.

4.6 Adjustment of Responsibilities. If the Executive is unable to fulfill his duties as CFO due to factors beyond his control, Company and Executive may mutually agree to adjust executive’s role to accommodate such situation. In that event Executive may continue on with the company as Senior Financial Advisor or a title to be mutually agreed upon. In that case Executive may receive in form of Bonus, 4 months salary in addition to any other bonuses due will remain as an employee at a mutually agreed upon rate and all employee benefits will remain in effect.

5. SEVERANCE COMPENSATION.

Upon a Termination Other Than for Cause, Executive shall receive a severance fee equal to four (4) months of gross base salary, which will be paid pursuant to section 5 (b) below.

(a) any benefits under any plans of the Company in which Executive is a participant to the full extent of Executive’s rights under such plans for a period of four (4) months following the date of termination.

(b) the timing of the payment herein shall be at the earliest date which does not trigger the provisions of IRC 409A.

(c) The Executive will extend the customary courtesies and considerations regarding information on pending matters, post-termination.

6. PAID TIME OFF. Executive shall eligible to accrue vacation and sick leave according to company at the rate of four (4) weeks per year.

7. HOLIDAYS. Executive shall be entitled to holidays with pay during each calendar year consistent with the holiday schedule applicable to management employees of the Company, generally.

8. COMPLIANCE WITH EMPLOYER’S RULES. The employment relationship between the parties shall be governed by the general employment policies and procedures of the Company, including (but not limited to) those relating to the protection of confidential information and assignment of inventions; provided, however, that when the terms of the Agreement differ from or are in conflict with the Company’s general employment policies or procedures, the Agreement shall control. Executive agrees to abide by all of the Company’s policies and procedures in effect from time to time.

9. RETURN OF PROPERTY. Upon termination of Executive’s employment, Executive shall deliver all property (including keys, records, notes, lists, data, memoranda, models, and equipment) that is in the Executive’s possession or under the Executive’s control which is the Company’s property or related to the Company’s business.

10. INDEMNIFICATION OF EXECUTIVE. The Company shall indemnify Executive against any direct losses incurred by Executive in the course of his duties to the fullest extent permissible under applicable law.

11. MISCELLANEOUS.

11.1. Every notice or other communication required or contemplated by the Agreement by either party shall be delivered to the other party at the address set forth on the signature page below by: (i) personal delivery; (ii) postage prepaid, return receipt requested, registered or certified mail; (iii) internationally recognized express courier, such as Federal Express, UPS or DHL; or (iv) facsimile or email with a confirmation copy sent simultaneously by postal mail. Notice not given in writing shall be effective only if acknowledged in writing by a duly authorized representative of the party to whom it was given. Either party may change its or his address for notice from time to time by providing written notice in the manner set forth above.

11.2. Attorney Fees. In the event that any action, suit or other proceeding at law or in equity is brought to enforce the provisions of the Agreement, or to obtain money damages for the breach thereof, and such action results in the award of a judgment for money damages or in the granting of any injunction in favor of the Company, then all reasonable expenses, including, but not limited to, reasonable attorneys’ fees and disbursements (including those incurred on appeal) of the Company in such action, suit or other proceeding shall (on demand of the Company) forthwith be paid by Executive. If such action results in a judgment in favor of Executive, then all reasonable expenses, including but not limited to, reasonable attorney’s fees and disbursements (including those incurred on appeal) of Executive in such action, suit or other proceeding shall (on demand of Executive) forthwith be paid by the Company.

11.3. Entire Agreement. The Agreement supersedes all prior agreements, and the terms set forth herein represent the entire understanding and agreement between the Company and Executive regarding compensation, employment, status and position. It is further understood that the Company’s policies, procedures and rules may be amended or changed at any time by the Company.

11.4. Amendment. The Agreement may be modified or amended only if the amendment is made in writing and is signed by both parties. The Agreement cannot be altered in any way by any oral statement(s) made by Executive or the Company.

11.5. Severability. If any provision(s) of the Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision(s) of the Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

11.6. Waiver Of Contractual Right. The failure of either party to enforce any provision of the Agreement shall not be construed as a waiver or limitation of that party’s right subsequently to enforce and compel strict compliance with every provision of the Agreement.

11.7. Applicable Law. The Agreement shall be governed by the laws of the State of California.

11.8 Compliance with IRC 409A. In the event the timing of any provision herein is deemed to trigger tax under the provisions of IRC 409A, the parties agree to amend the timing to provide compliance with IRC 409A.

IN WITNESS WHEREOF, the parties have executed his Agreement as of the date first above written.

PureDepth, Inc.

/s/
__________________________
By Fred Angelopoulos

Executive

/s/
__________________________
Robert O’Callahan

Schedule A

The Chief Financial Officer will be responsible will include but not be limited to:

1.	Direct the preparation of all financial reports, including income statements, balance sheets, reports to shareholders, tax returns, and reports for government regulatory agencies.

2.	Oversee accounting departments, budget preparation, and audit functions. Meets regularly with department heads to keep informed and to offer direction.

3.	Review reports to analyze projections of sales and profit against actual figures, budgeted expenses against final totals, and suggests methods of improving the planning process as appropriate.

4.	Analyze company operations to pinpoint opportunities and areas that need to be reorganized, down-sized, or eliminated.

5.	Confer with C.E.O., Vice President of Sales and Marketing, C.O.O., and group leaders to coordinate and prioritize planning.

6.
Studies long-range economic trends and projects company prospects for future growth in overall sales and market share, opportunities for acquisitions or expansion into new product areas. Estimates requirements for capital, land, buildings, and an increase in the work force.

7.	Supervises investment of funds; works with banks and/or investment bankers to raise additional capital as required for expansion

8.	Direct the on going legal services for the company including contract administration, Human Resource and SEC compliance.